SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013 (October 9, 2013)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 9, 2013, we entered into an agreement (the “Agreement”) with Liberty Media Corporation to repurchase $500 million (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), from Liberty Media at a price per share (the “Per Share Price”) equal to a 1.5% discount to the average of the daily volume weighted average price (“VWAP”) per share of the Common Stock during the ten-day period beginning on the third trading day following the date of the public release of our third quarter 2013 earnings, which average daily VWAP shall not be greater than $4.18 or less than $3.64.

The Shares will be purchased in three installments, of which $130 million will be repurchased in November 2013, $270 million will be repurchased in January 2014 and $100 million will be repurchased in April 2014. We may, with the consent of Liberty Media, elect to accelerate the purchase and sale of all or any portion of the Shares to be purchased on any such repurchase date. Moreover, if on any repurchase date, subject to certain limitations, we have availability under, and are able to draw on, our existing senior credit facility in an amount sufficient to pay the repurchase price of the Shares to be purchased on such repurchase date and the next scheduled repurchase date, we may be required to accelerate the purchase and sale of the Shares to be purchased on such next scheduled repurchase date.

The specific number of Shares that we will repurchase under the Agreement on any repurchase date will be equal to the dollar amount to be repurchased on such date divided by the Per Share Price. Our obligations on any repurchase date is subject to the following conditions: (i) no default or event of default under any of our debt instruments or any other agreement shall result from the purchase of the Shares on such repurchase date, (ii) we have legally available funds under Delaware law on such repurchase date to purchase the applicable Shares, (iii) no restraining order or other injunction prohibiting the closing of the transaction is in effect and (iv) we have availability under, and are able to draw on, our existing senior secured revolving credit facility in an amount sufficient to pay the repurchase price of the Shares to be purchased on such repurchase date. To the extent any condition is not satisfied on or prior to any repurchase date, we will have no obligation to take any actions that would require us to incur any costs or expenses (other than de minimis costs and expenses) to remedy the failure of any of the foregoing conditions, including avoiding a default under clause (i) of this paragraph, and we will have no obligation to purchase the applicable Shares on such repurchase date except to the extent provided in the next two sentences. To the extent we are unable to purchase all of the applicable Shares subject to purchase on any repurchase date due to a failure of any condition, the Agreement provides that we shall purchase on such repurchase date the maximum number of Shares that would not result in a failure of any of the foregoing conditions and, subject to satisfying the foregoing conditions, purchase the excess of those Shares not so purchased (the “Excess Shares”) on the next subsequent repurchase date, along with the Shares scheduled to be purchased on such repurchase date. If we are unable to purchase all Shares subject to purchase on April 25, 2014 (including all Excess Shares) due to a failure of any conditions, then Liberty Media will have the option to (a)(x) sell us the maximum number of Shares that we are able to purchase and satisfy the conditions and (y) either (I) terminate the Agreement immediately following such repurchase date or (II) extent the outside date for a period of 90 days and require us to purchase the Excess Shares on a subsequent repurchase date mutually agreed by the parties prior to the outside date as extended, subject to satisfying the foregoing conditions or (b) terminate the Agreement without selling the applicable Shares on such final repurchase date.

In addition, we have agreed, until the final repurchase date, not to take (a) any action outside of the ordinary course of business, consistent with past practice, or (b) any action within our control resulting in a significant deviation (in either amount or timing) from our budget, in each case, that would reasonably be likely to result in a failure of the conditions listed in clauses (i) and (iv) of the foregoing paragraph unless approved by our board of directors.

The Agreement contains provisions customary for agreements of this type, including various acknowledgements, representations and warranties made by the parties to one another.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: October 10, 2013